FIRST AMENDMENT TO SUBLEASE AGREEMENT
THIS FIRST AMENDMENT TO SUBLEASE AGREEMENT (this “Agreement”) dated as of September 1, 2025 (the “Effective Date”), made by and between SENTI BIOSCIENCES, INC., a Delaware corporation (“Sublandlord”) and GENEFAB, LLC, a Delaware limited liability company (“Subtenant”), each a “Party”, and together, the “Parties, with reference to the following:
RECITALS:
A.Sublandlord and Subtenant are parties to that certain Sublease Agreement dated August 7, 2023 (the “Sublease”), whereby Sublandlord subleases to Subtenant certain premises constituting approximately 91,910 rentable square feet (the “Subleased Premises”) consisting of the entire rentable area of the building commonly known as 1430 Harbor Bay Parkway, Alameda, CA (the “Building”), for the term specified in the Sublease.
B.Sublandlord and Subtenant desire to amend the Sublease to reduce the square footage of the Subleased Premises, modify the rent and otherwise amend the Sublease, all upon and subject to the terms and conditions provided in this Agreement.
C.Concurrently herewith, Sublandlord and Prime Landlord are entering into that certain First Amendment to Lease of even date herewith (“First Amendment”), which amends that certain Research and Development and Laboratory Lease Agreement dated June 3, 2021, as modified by the Letter Agreement dated June 3, 2021 (collectively with the First Amendment, the “Prime Lease”).
D.Concurrently herewith, Landlord, Sublandlord, and Subtenant are entering into that certain First Amendment to Landlord’s Consent to Sublease (the “Consent Amendment”) amending that certain Landlord’s Consent to Sublease dated August 7, 2023, and documenting additional agreements among Landlord, Sublandlord, and Subtenant.
NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, Sublandlord and Subtenant agree as follows:
1.Capitalized Terms. All capitalized terms used in this Agreement which are not otherwise defined herein shall have the meanings ascribed to them in the Sublease.
2.Modifications. Effective as of the Effective Date (unless otherwise specified below), the Sublease is modified as follows:
(a)Deletion of Reduction Space from Existing Subleased Premises.
(i)The Subleased Premises shall be reduced in size to deduct therefrom certain space consisting of approximately 45,955 rentable square feet as depicted on Exhibit A attached hereto (the “Reduction Space”). Sublandlord and Subtenant hereby agree that the Sublease with respect to the Reduction Space is terminated and of no further force and effect as of the Reduction Date (as defined in the First Amendment). Subtenant shall surrender and deliver exclusive possession of the Reduction Space to Sublandlord in the condition required as set forth in Section 17(a) of the Sublease and Section 1 of the First Amendment.
(ii)As of the Reduction Date, (A) the term “Subleased Premises” means the existing Subleased Premises less the Reduction Space, (B) the Subleased Premises contains an aggregate of approximately 45,955 rentable square feet, and (C) Exhibit A attached to the Sublease, which depicts the existing Subleased Premises, is deleted in its entirety and replaced with Exhibit A attached hereto.

(iii)Subtenant shall not be in default of any surrender obligations under the Lease, as amended hereby, so long as it complies with the surrender obligations stated in this Section 2(a).
(b)Sublease Base Rent.
(i)Effective as of the Effective Date, the Base Rent payable by Subtenant for the Subleased Premises shall be paid as set forth in the following schedule:
(ii)

Months of Term or Period	Monthly Base Rent
September 1, 2025 - July 31, 2026	$188,311.00
August 1, 2026 - July 31, 2027	$193,960.00
August 1, 2027 - July 31, 2028	$252,752.00
August 1, 2028 - July 31, 2029	$260,336.00
August 1, 2029 - July 31, 2030	$268,145.00
August 1, 2030 - July 31, 2031	$276,189.00
August 1, 2031 - July 31, 2032	$284,475.00
August 1, 2032 - August 31, 2032	$293,010.00
(iii)The Base Rent shall be paid on monthly basis (rather than on a quarterly basis as described in Section 7 of the Sublease) and otherwise in accordance with the Sublease. Subtenant acknowledges that it shall still owe as unpaid Base Rent an amount equal to $1,374,005 (the “Remaining Back Rent”), which may be paid to Sublandlord in the form of a cash prepayment credit pursuant to a separate agreement.
(c)Sublease Additional Rent. Subtenant shall remain obligated to pay all Additional Rent and other sums and charges provided in the Sublease with respect to the Premises, except that, effective as of the Reduction Date, Subtenant’s share pursuant to Section 8 of the Sublease shall be 50%. However, Subtenant shall continue to pay for 100% of the utilities servicing the Building until the Reduction Space is occupied by another tenant, occupant, user or third party. In addition, all references in Section 8 of the Sublease to payments being made on quarterly basis shall be revised to payments being made on a monthly basis.
(d)Improvements to Premises. Pursuant to Section 4(b) of the First Amendment, Prime Landlord has agreed to perform the Landlord’s Work (as defined in the First Amendment) in order to reconfigure the Building as a multi-tenant building. Sublandlord shall reasonably cooperate with Landlord to ensure that Landlord’s Work is timely completed in accordance with Section 4(b) of the First Amendment with as minimal interference with Subtenant’s use of the Premises as possible.
(i)Assignment of Letter of Credit. Pursuant to Section 5 of the First Amendment, Prime Landlord has the right to draw down on the existing Letter of Credit in the amount of $2,000,000 without requiring any replenishment of the Letter of Credit from Sublandlord or Subtenant. Effective upon Prime Landlord’s draw of such amount, the remaining amount of the Letter Credit required to be maintained for the remainder of the Prime Lease Term is $760,000. In connection with the foregoing, Subtenant shall have the right at any time upon written notice to Sublandlord to request an assignment of the Letter of Credit in the amount of $760,000 (the “Assignment of LOC”) from Sublandlord to Subtenant. Sublandlord shall use commercially reasonable efforts, at its sole cost, to complete the Assignment of LOC within five (5) days of Sublandlord’s receipt of Subtenant’s request. Notwithstanding the foregoing, in the event the issuer of Sublandlord’s Letter of Credit is unwilling to accommodate the Assignment of LOC or the Prime Landlord is unwilling to accept the Assignment of LOC, Sublandlord’s Letter of Credit may remain in effect. Sublandlord shall be solely responsible for causing the Letter of Credit to be amended, reissued, or replaced, including all costs incurred therewith,

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pursuant to Section 5(c) of the First Amendment, and, in connection therewith, Sublandlord shall use commercially reasonable efforts to obtain pre-approval from the issuer for a future Assignment of LOC at such time, as contemplated herein. In consideration of the Assignment of LOC, Subtenant shall, at Sublandlord's election, either (1) pay to Sublandlord by cashier's or certified check or by wire transfer of immediately available funds to an account designed by Sublandlord, the amount of $760,000 (the “$760k Cash Payment”) or (2) credit $760,000 as a cash prepayment to Sublandlord for services to be performed by Subtenant for the benefit of Sublandlord as described in paragraph (ii) below (the “LOC Prepayment Credit”).
(ii)Subtenant shall make the $760K Cash Payment or Sublandlord may access the LOC Prepayment Credit (or any portion thereof), in either case, at the earlier of (i) the date of the Assignment of LOC or (ii) any time during the last month of the Term of the Sublease. Sublandlord and Subtenant acknowledge and agree that the LOC Prepayment Credit is being made available for the purpose of applying the credited funds towards the payment of certain work or services performed or to be performed by Subtenant for Sublandlord’s benefit, pursuant to a separate business arrangement between Subtenant and Sublandlord. Subtenant shall hold Sublandlord harmless from and indemnify, protect and defend Sublandlord against any costs, losses, claims, loss or damages arising out of the Letter of Credit (which is in the amount of $760,000), including any draw thereon, as a direct result of Subtenant’s uncured monetary default under this Sublease (the “Letter of Credit Claims”). In no event shall Subtenant be liable for (A) consequential or punitive damages, (B) any draw or other claim or liability arising from Sublandlord’s default under the Master Lease, (C) any matter not expressly assumed by Subtenant under the Sublease, as amended hereby, or (D) any failure of the Assignment of LOC that is not caused by Subtenant. Notwithstanding anything to the contrary in the Sublease as amended by this Agreement, with respect to any Letter of Credit Claims, Sublandlord shall have the right to pursue any and all rights or remedies Sublandlord may have against Subtenant, as may be set forth in the Sublease or otherwise provided at law or in equity, except that Subtenant’s total liability under this Section shall not exceed the face amount of the Letter of Credit for $760,000.
(e)Parking. Commencing on the Effective Date, and subject to the parking provisions in the Sublease, the number of parking spaces to which Subtenant is entitled shall be reduced by the proportionate reduction in the RSF of the Subleased Premises.
(f)Reduction & Recognition Fee. Pursuant to Section 2(a) of the Consent Amendment, Prime Landlord is entitled to receive One Million Dollars ($1,000,000) as the Reduction & Recognition Fee (as defined in the Consent Amendment) on or before the R&R Fee Deadline (as defined in the Consent Amendment). Notwithstanding anything to the contrary in the Consent Amendment, Subtenant, at Subtenant’s sole cost and expense, shall pay the Reduction & Recognition Fee to Prime Landlord on or prior to the R&R Fee Deadline.
3.Brokerage. Sublandlord and Subtenant each represents and warrants to the other that it has not dealt with any broker in connection with this Agreement. The execution and delivery of this Agreement by the parties shall be conclusive evidence that they have relied upon the foregoing representations and warranties. Sublandlord and Subtenant shall indemnify and hold harmless the other party from and against any and all claims for commission, fee or other compensation arising from a breach of such representations and agreements by the indemnitor, and for any and all costs incurred by the indemnitee in connection with such claims, including, without limitation, attorneys’ fees and disbursements. This Section 3 shall survive the expiration or earlier termination of the Sublease.
4.No Oral Modification. This Agreement may not be changed or terminated orally, but only by an agreement in writing signed by Sublandlord and Subtenant.
5.Sublease Ratification. Except as amended hereby, the terms and conditions of the Sublease shall remain unaffected and in full force and effect. From and after the date hereof, all references to the Sublease shall mean the Sublease as amended hereby. Sublandlord and Subtenant each hereby ratifies and confirms its obligations under the Sublease.
6.Entire Agreement. This Agreement constitutes the entire understanding between the parties concerning the subject matter of this Agreement and supersedes all prior and contemporaneous

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agreements and understandings, whether oral or written, express or implied, relating to the subject matter of this Agreement.
7.Counterparts; Electronic Signatures, Etc. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which when taken together will constitute one and the same instrument. An executed counterpart of this Agreement transmitted by facsimile, email or other electronic transmission shall be deemed an original counterpart and shall be as effective as an original counterpart of this Agreement and shall be legally binding upon the parties hereto to the same extent as delivery of an original counterpart.
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[Remainder of Page Intentionally Left Blank; Signature Page Follows.]

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IN WITNESS WHEREOF, Sublandlord and Subtenant have executed this Agreement as of the day and year first above written.
SUBLANDLORD:

SENTI BIOSCIENCES, INC.
a Delaware corporation
By:	/s/ Tim Lu, M.D., Ph.D.
	Name:	Tim Lu, M.D., Ph.D.
	Title:	Chief Executive Officer

SUBTENANT:

GENEFAB, LLC,
a Delaware limited liability company
By:	/s/ Philip Janmin Lee
	Name:	Philip Janmin Lee
	Title:	Chief Executive Officer

EXHIBIT A
SITE PLAN FOR REDUCTION SPACE AND RESULTING SUBLEASED PREMISES

REDUCTION SPACE
B-1
B-1.5
B-2
B-2.5
B-3
B-3.5
B-4
B-4.5
B-5
B-5.5
B-6
B-6.5
B-7
B-7.5
B-8
B-8.5
B-A
B-B
B-C
B-D
B-D.5
B-E
AE101.3 / 1
AE101.2 / 1
AE101.1 / 1

1 OVERALL FLOOR PLAN - LEVEL 1

B-3.5
B-4
B-4.5
B-5
B-1
B-1.5
B-2
B-2.5
B-3
B-5.5
B-6
B-6.5
B-7
B-7.5
B-8
B-A
B-B
B-C
B-D.5
B-E
HIGH BAY AREA
HIGH BAY AREA
REDUCTION SPACE

1 OVERALL FLOOR PLAN - MEZZANINE, WALKABLE CEILING, AND MECHANICAL EQUIPMENT PLATFORM